                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Precision Response Corporation that is made a part of the Registration Statement and related Prospectus (Form S-4 No. 333-30404) of USA Networks, Inc. for the registration of 23,738,866 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 3, 2000 with respect to the financial statements and schedule of USA Networks, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in its Annual Report (Form 10-K) for 1999 filed with the Securities and Exchange Commission.

New York, New York
March 1, 2000

                                   /s/ Ernst & Young LLP